Exhibit 2.2

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on October [    ], 2023 between Ambrx Biopharma Inc. (the “Company” or, upon the Merger (as defined below) becoming effective, the “Surviving Company”) and Ambrx Merger Sub Inc. (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).

Whereas the Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the director of the Merging Company and the directors of the Company deem it desirable and in the commercial interests of the Merging Company and the Company, respectively, that the Merging Company be merged with and into the Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Capitalized terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement and Plan of Merger dated September 11, 2023 and made between the Company, New Ambrx Biopharma Inc., a Delaware corporation (“Parent”), and the Merging Company, a wholly owned subsidiary of Parent (the “Merger Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Merger are the Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company.

3

The registered office of the Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4

Immediately prior to the Effective Date (as defined below), the share capital of the Company will be US$105,000 divided into (a) 950,000,000 ordinary shares of a par value of US$0.0001 each (“Ordinary Shares”), and (b) 100,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors of the Company may determine in accordance with the Company’s memorandum and articles of association, and the Company will have [    ] Ordinary Shares in issue.

5

Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each and the Merging Company will have one (1) ordinary share in issue.

6

The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Date”).

7	The terms and conditions of the Merger are such that, upon the Merger becoming effective (the “Effective Time”):

7.1

each Ordinary Share in the share capital of the Company which is issued and outstanding immediately prior on the Effective Time (other than Dissenting Shares) shall be cancelled in exchange for one-seventh (1/7th) of one (1) validly issued, fully paid and non-assessable share of common stock, par value US$0.0001 per share, of Parent (“Parent Common Stock”) (the “Conversion”); provided that no fractional shares of Parent Common Stock shall be issued in connection with the Conversion, and any such fractional share interests to which a holder of Ordinary Shares would otherwise be entitled shall not entitle such holder to vote or to any other rights as a stockholder of Parent. In lieu of any such fractional shares, each holder of Ordinary Shares who, but for the provisions of this section, would be entitled to receive a fractional share interest of Parent Common Stock pursuant to the Conversion, shall be paid cash, without any interest thereon, pursuant to Section 1.8(c) of the Merger Agreement;

7.2

all ordinary shares in the share capital of the Merging Company which are issued and outstanding immediately prior on the Effective Time shall be converted into one ordinary share in the Surviving Company; and

7.3

to the extent available under the Companies Act, Ordinary Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders of the Company who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger, or dissenter rights, in accordance with Section 238 of the Statute (collectively, “Dissenting Shares”, and holders of Dissenting Shares collectively being referred to as “Dissenting Shareholders”) shall be cancelled and cease to exist at the Effective Time and the Dissenting Shareholders shall not be entitled to receive any shares of Parent Common Stock upon the Conversion and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them as determined in accordance with the provisions of Section 238 of the Companies Act.

8

The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9	Upon the Effective Date, the authorised share capital of the Surviving Company shall be decreased:

from US$105,000 divided into (a) 950,000,000 ordinary shares of a par value of US$0.0001 each, and (b) 100,000,000 s shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors of the Company may determine, by the cancellation of (a) 450,000,000 ordinary shares of a par value of US$0.0001 each, and (b) 100,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors of the Company may determine, to US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each.

10

The Memorandum and Articles of Association of the Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto at the Effective Time, and the authorised share capital of the Surviving Company shall be as set out therein.

11	At the Effective Time, the name of the Surviving Company will be changed to “Ambrx Biopharma Cayman, Inc.”

12	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

13	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

14	The Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

15	The name and address of sole director of the surviving company is:

15.1	Daniel O’Connor of 10975 North Torrey Pines Road, La Jolla, California 92037.

16	This Plan of Merger has been approved by the board of directors of each of the Company and the Merging Company pursuant to section 233(3) of the Statute.

17	This Plan of Merger has been authorised by the shareholders of each of the Company and the Merging Company pursuant to section 233(6) of the Statute.

18	At any time prior to the Effective Date, this Plan of Merger may be:

18.1	terminated by the board of directors of either the Company or the Merging Company;

18.2	amended by the board of directors of both the Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)

effect any other changes to this Plan of Merger which the directors of both the Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Company or the Merging Company, as determined by the directors of both the Company and the Merging Company, respectively.

19	This Plan of Merger may be executed in counterparts.

20	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Signature Page Follows]

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)

Duly authorised for	)

and on behalf of	)	Director

Ambrx Biopharma Inc.	)

SIGNED by	)

Duly authorised for	)

and on behalf of	)	Director

Ambrx Merger Sub Inc.	)

[Signature Page to Cayman Islands Plan of Merger]

Annexure 1

Merger Agreement

Annexure 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company